Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)(3)
Equity	Ordinary Shares, $0.0001 par value per share (1)	Rule 457(c)	51,770,782,000	$0.000705	$36,498,401.31	0.00015310	$5,587.91
Total Offering Amounts							$5,587.91
Total Fees Previously Paid							__
Total Fee Offsets							__
Net Fee Due							$5,587.91

(1)

 Consists of (a)(i) 4,987,626 ADSs issued to certain of the selling shareholders in the March Private Placement pursuant to the March SPA and (ii) 16,628,061 ADSs issuable upon the exercise of warrants issued pursuant to the March SPA; (b) 25,000 ADSs issued to representatives of JTC, pursuant to the JTC Agreement; (c)(i) 1,713,402 ADSs issued to certain of the selling shareholders the November Private Placement, pursuant to the November SPA and (ii) 1,713,402 ADSs issuable upon the exercise of warrants issued pursuant to the November SPA; (d) 172,344 ADSs issued to Paulson and its representatives pursuant to the March Placement Agent Agreement; (e) 204,000 ADSs issued to Paulson and its representatives pursuant the November Placement Agent Agreement; (f)(i) 96,970 ADSs issued to Dr. Ray Prudo in connection with the conversion of the outstanding balance of the Prudo Note, and (ii) 96,970 ADSs issued to Dr. Samir Patel in connection with the conversion of the outstanding balance of the Patel Note; (g) 121,500 ADSs issued to Paulson and its representatives pursuant to the Advisory Agreement and (h) 126,116 ADSs issued to Paulson and its representatives pursuant to the December Placement Agent Agreement..

(2)

 Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)

 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s ADSs on May 6, 2025 as reported on the Nasdaq Capital Market, adjusted for ADS to ordinary share ratio.